Exhibit 10.47
Tier One Award Agreement
COINMACH SERVICE CORP. 2004 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
     THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and Coinmach Service Corp. (the “Company”);
WITNESSETH THAT:
     WHEREAS, the Company maintains the Coinmach Service Corp. 2004 Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan;
     NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
     1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:
(a)	The “Participant” is Michael Stanky.
(b)	The “Grant Date” is February 15, 2006.
(c)	The number of “Covered Shares” awarded under this Agreement is 6,667 shares. “Covered Shares” are shares of Stock granted under this Agreement and are subject to the terms of this Agreement and the Plan.
Other terms used in this Agreement are defined pursuant to paragraph 13 or elsewhere in this Agreement.
     2. Award. The Participant is hereby granted the number of Covered Shares set forth in paragraph 1.
     3. Section 83(b) Election. The parties agree that the Fair Market Value of each Covered Share as of the Grant Date is $9.01. The Participant, in his sole discretion, may make a Section 83(b) Election with the IRS in the form of Exhibit A attached hereto. The Participant understands that under applicable law such election must be filed with the IRS no later than 30 days after any grant of the Covered Shares is to be effective. If the Participant files an effective 83(b) Election, the excess of the fair market value of the Covered Shares (which the IRS may assert is different from the Fair Market Value determined by the parties) covered by such election over the amount paid by the Participant for the Covered Shares shall be treated as ordinary income received by the Participant, and the Company or one of its Subsidiaries shall withhold from Participant’s compensation all amounts required to be withheld under applicable law. If the Participant does not file an 83(b) Election, future appreciation on the Covered Shares will generally be taxable as ordinary income when such Covered Shares vest pursuant to this Agreement. The foregoing discussion is based on Federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the Federal income tax aspects of the program or grants under it. The Participant may also be subject to state and local taxes in connection with the grant of Covered Shares under the program. The Company suggests that the Participant consult with his individual tax advisor to determine the applicability of the tax rules to the awards granted to him in his personal circumstances.
     4. Dividends and Voting Rights. The Participant shall be entitled to receive any dividends paid with respect to the Covered Shares that become payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of the Participant for Covered Shares with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares. The Participant shall be entitled to vote the Covered Shares during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.
     5. Deposit of Covered Shares. Each certificate issued in respect of the Covered Shares granted under this Agreement shall be registered in the name of the Participant and shall be deposited in a bank designated by the Committee. During the Restricted Period, all certificates evidencing the Restricted Stock will be imprinted with the following legend: “The securities evidenced by this certificate are subject to the transfer restrictions, forfeiture restrictions and other provisions of the Restricted Stock Agreement dated February 15, 2006, between Coinmach Service Corp. and Michael Stanky.” Notwithstanding the foregoing, the Committee may, in its sole discretion, cause the Covered Shares to be held in book-entry form on behalf of the Participant without the issuance of certificates.
     6. Transfer and Forfeiture of Shares. If the Date of Termination (as defined below) does not occur during the Restricted Period with respect to any Installment of the Covered Shares, then, at the end of the Restricted Period for such shares, the Participant shall become vested in those Covered Shares, and shall own the shares free of all restrictions otherwise imposed by this Agreement. With respect to all Covered Shares, the “Restricted Period” shall begin on the Grant Date. The “Restricted Period” with respect to each Installment shown on the schedule shall end on the Vesting Date applicable to such Installment:

VESTING DATE
APPLICABLE TO
INSTALLMENT	INSTALLMENT
1,333	Grant Date
1,333	One-Year Anniversary of Grant Date
1,333	Two-Year Anniversary of Grant Date
1,333	Three-Year Anniversary of Grant Date
1,335	Four-Year Anniversary of Grant Date
Notwithstanding the foregoing provisions of this paragraph 6, the following provisions shall apply:
(a)	Change in Control. If the Participant’s Date of Termination does not occur prior to a Change in Control, then as of the Change in Control, all Covered Shares that have not previously vested shall vest and the Participant shall become the owner of such shares free of all restrictions otherwise imposed by this Agreement.

(b)	Other Corporate Transactions. Upon the occurrence of a corporate transaction involving the Company of the type described in paragraph 5.2(f) of the Plan on or before the Date of Termination and prior to the end of the Restricted Period, the Company shall have the right, but not the obligation, to accelerate the vesting of all of the Covered Shares and shall have the right, but not the obligation, to repurchase for the Repurchase Price all of the Covered Shares that are vested of which the Participant is the owner on the Repurchase Date.

(c)	Death and Disability. The Participant shall become vested in the Covered Shares prior to the end of the Restricted Period upon his death or Disability and shall become the owner of such shares free of all restrictions otherwise imposed by this Agreement. The Company shall have the right, but not the obligation, to repurchase for the Repurchase Price all of the Covered Shares that have vested of which the Participant is the owner on the Repurchase Date.

(d)	Other Employment Termination. In the event the Participant’s Date of Termination occurs for any reason other than the Participant’s death or Disability, the Participant shall, as of a Date of Termination, forfeit the Covered Shares that as of such date have not become vested and the Company shall have the right, but not the obligation, to repurchase for the Repurchase Price all of the Covered Shares that have vested of which the Participant is the owner on the Repurchase Date.
Covered Shares may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period or, if earlier, until the Participant is vested in the shares. Except as otherwise provided in this paragraph 6, the Participant shall forfeit the Covered Shares as of a Date of Termination that occurs during the Restricted Period.
     7. Withholding. The grant and vesting of shares of Stock under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time and subject to any applicable loan commitments of the Company or its affiliates, such withholding obligations may be satisfied through the surrender of shares of Stock (i) which the Participant already owns, or (ii) to which the Participant is otherwise entitled under the Plan; provided, however, that shares described in this clause (ii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).
     8. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
     9. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.
     10. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.

     11. Fractional Shares. In lieu of issuing a fraction of a share pursuant to paragraph 5.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.
     12. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
     13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions of any jurisdiction.
     14. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:
(a)	Cause. The term “Cause” means (i) if the applicable Participant is party to an effective employment agreement with the Company or any of its Subsidiaries, “Cause” shall have the same meaning as such term is defined therein; (ii) if the applicable Participant is not a party to an effective employment agreement but is a party to an effective equity award agreement pursuant to any stock incentive plan of the Company, “Cause” shall have the same meaning as such term is defined therein; and (iii) if the applicable Participant (A) commits an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment, (B) commits intentional, wrongful damage to property of the Company or its affiliates, (C) fails to perform the material duties of his position after receipt of a written warning from the Company, (D) is convicted of a felony, (E) violates Company policy, or (F) intentionally and wrongfully discloses confidential information of the Company or its affiliates that has been harmful to or has adversely affected the Company or its affiliates. For purposes of this letter, no act on the Participant’s part shall be considered “intentional” if it was due primarily to an error in judgment or negligence, but shall be considered intentional only if done by the Participant not in good faith and without reasonable belief that such action or omission was in the best interests of the Company; provided, however, that if the Participant’s employment is subject to an employment agreement that contains a definition of “Cause” or “Termination for Cause,” then, notwithstanding the foregoing provisions of this definition or the provisions of this Agreement, the definition of “Cause” or “Termination for Cause” in such employment agreement, rather than the foregoing definition in this Agreement, shall apply to the Participant.

(b)	Change in Control. “Change in Control” has the meaning ascribed to such term in the Plan.

(c)	Date of Termination. The term “Date of Termination” means the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer. If the Participant is employed by a Subsidiary and if, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.
(d)	Disability. The Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days; provided, however, that if the Participant’s employment is subject to an employment agreement that contains a definition of “Disability” or “Disabled,” then, notwithstanding the foregoing provisions of this definition or the provisions of this Agreement, the definition of “Disability” or “Disabled” in such employment agreement, rather than the foregoing definition in this Agreement, shall apply to the Participant.

(e)	IRS. The term “IRS” means the Internal Revenue Service.

(f)	Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

(g)	Repurchase Date. The term “Repurchase Date” means the date on which the Company repurchases from the Participant vested Covered Shares owned by the Participant.

(h)	Repurchase Price. The term “Repurchase Price” means:
(i)	For Cause Termination. If the Participant’s Date of Termination occurs by reason of a termination by his employer for Cause, the Repurchase Price shall mean the lower of (A) the Fair Market Value of the Covered Shares on the Grant Date or (B) the Fair Market Value of the Covered Shares on the Repurchase Date.

(ii)	Termination Without Cause. If the Participant’s Date of Termination occurs by reason other than termination by the Participant’s employer for Cause, the Repurchase Price shall mean the Fair Market Value of the Covered Shares on the Repurchase Date.
(i)	Section 83(b) Election. The term “Section 83(b) Election” means an election made with the IRS under Section 83(b) of the Code and the regulations promulgated thereunder.
     IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Participant

/s/ Michael Stanky

COINMACH SERVICE CORP.

By:	/s/ Stephen R. Kerrigan

Its: President and Chief Executive Officer

EXHIBIT A
ELECTION TO INCLUDE STOCK IN GROSS
INCOME PURSUANT TO SECTION 83(b) OF THE
INTERNAL REVENUE CODE
     The undersigned purchased                      shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of Coinmach Service Corp. (the “Company”) pursuant to a Restricted Stock Agreement between the Company and the undersigned (the “Restricted Stock Agreement”), dated as of February 15, 2006 (the “Effective Date”). Under certain circumstances, the Company has the right to cause the Common Stock of the undersigned (or the holder of the Common Stock, if different from the undersigned) to be forfeited upon the occurrence of certain events as described in the Restricted Stock Agreement. Hence, the Common Stock is subject to a substantial risk of forfeiture and is nontransferable to other than family members (within the meaning of Treasury Regulation §1.83-3(d)). The undersigned desires to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code”) to have the Common Stock taxed at the time the undersigned purchased the Common Stock.
     Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Common Stock, to report as taxable income for the undersigned’s taxable year ended December 31, 2006 the excess (if any) of the Common Stock’s fair market value on February 15, 2006, over the purchase price thereof.
     The following information is supplied in accordance with Treasury Regulation §1.83-2(e):
          1. The name, address and social security number of the undersigned:
Name:
Address:
Social Security Number:
          2. A description of the property with respect to which the election is being made:                      shares of Class A common stock, par value $0.01 per share, of Coinmach Service Corp.
          3. The date on which the property was transferred: February 15, 2006. The taxable year for which such election is made: the undersigned’s taxable year ending December 31, 2006.
          4. The restrictions to which the property is subject: Common Stock is subject to vesting and restrictions on transferability as set forth in the Restricted Stock Agreement.

          5. The fair market value on February 15, 2006 of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $9.01 per share.
          6. The amount paid for such property: $0.00.
          7. A copy of this election has been furnished to the person for whom the services are performed.
     This election is being sent to the Internal Revenue Service office with which the undersigned files his return. In addition, a copy of this election will be submitted with the income tax return of the undersigned for the taxable year in which the Common Stock was purchased.

Dated:

Name: